Exhibit 99.1

Nanometrics Incorporated	Tel: 408.435.9600
1550 Buckeye Drive	Fax: 408.232.5910
Milpitas, CA 95035 www.nanometrics.com
News Release
Company Contact:
Douglas McCutcheon
Nanometrics Incorporated
408.435.9600, 408.232.5910 fax email: dmccutcheon@nanometrics.com

Nanometrics Announces Appointment of Interim CEO

MILPITAS, California, March 26, 2007 — Nanometrics Incorporated (Nasdaq: NANO) announced today that it has appointed Bruce C. Rhine, an officer of the company and a member of the Board of Directors, to replace John D. Heaton as the company’s President and Chief Executive Officer on an interim basis, effective immediately. The Nominating and Governance Committee of the Board of Directors, together with the Chairman of the Board and the interim CEO, will conduct a nationwide search for a permanent Chief Executive Officer.

“We all owe John Heaton a debt of gratitude,” said Vincent J. Coates, Chairman of the Board of Directors. “Since his arrival at Nanometrics seventeen years ago, John has worked to strengthen the company and position it as a leader in the metrology systems market. We wish him continued success in his career. I look forward to working with Bruce, and to commencing a search for a permanent CEO.”

Mr. Rhine, a significant stockholder of the company, brings twenty three years of experience in the semiconductor equipment industry to his role as interim CEO.

About Nanometrics: Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The Company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on the NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.